Exhibit 99.1

First Western Reports Second Quarter 2021 Financial Results

Second Quarter 2021 Summary

•	Net income available to common shareholders of $6.3 million in Q2 2021, compared to $6.0 million in Q1 2021 and $8.7 million in Q2 2020

•	Diluted EPS of $0.76 in Q2 2021, compared to $0.74 in Q1 2021 and $1.10 in Q2 2020

•	Gross revenue(1) of $23.7 million in Q2 2021, compared to $23.7 million in Q1 2021 and $26.2 million in Q2 2020

•	Total assets of $2.01 billion, down 9.1% from Q1 2021 and up 11.0% from Q2 2020

•	Return on average assets of 1.22%, compared to 1.16% for the first quarter of 2021

•	Return on average shareholders’ equity of 15.17%, compared to 14.95% for the first quarter of 2021

•	Return on tangible common equity(1) of 17.47%, compared to 17.49% for the first quarter of 2021

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Denver, Colo., July 22, 2021 – First Western Financial, Inc., (“First Western” or the “Company”) (NASDAQ: MYFW), today reported financial results for the second quarter ended June 30, 2021.

Net income available to common shareholders was $6.3 million, or $0.76 per diluted share, for the second quarter of 2021. This compares to $6.0 million, or $0.74 per diluted share, for the first quarter of 2021, and $8.7 million, or $1.10 per diluted share, for the second quarter of 2020.

Scott C. Wylie, CEO of First Western, commented, “We delivered another strong quarter driven by the increased scale and efficiencies we are generating in our private and commercial banking operations. Excluding our mortgage business, our gross revenue increased 27% year-over-year, while non-interest expense increased just 7%, which reflects the significant operating leverage we are realizing as we grow our balance sheet.

“Consistent with our expectations, we generated a higher level of loan production in the second quarter, which helped drive a 9% increase in net interest income compared to the prior quarter. The well balanced production we saw across the portfolio helped us to generate 34% annualized growth in total loans held for investment, excluding PPP loans. We also continued to see steady growth in our trust and investment management fees, which are up 9% over the past year as we add new clients and grow assets under management. Our loan pipeline continues to increase, which should lead to a higher level of loan growth, additional operating leverage, and further improvement in our profitability over the second half of the year.

“While we continue to generate strong organic growth, we are excited to further accelerate the growth of our franchise through the merger agreement with Teton Financial Services that we announced today. This transaction will expand our presence in Wyoming, provide increased scale and efficiencies, and add a talented team of bankers that we believe can steadily increase our client base in Wyoming with the additional resources, support, and products that we can provide. The merger with Teton Financial Services will further strengthen our private and commercial banking operations, positively impact our level of profitability, and move us closer to our goal of making First Western a high performing financial institution built upon the foundation of an attractive deposit base, exceptional asset quality, and growing sources of stable, recurring fee income,” said Mr. Wylie.

	For the Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands, except per share data)	2021	2021	2020
Earnings Summary
Net interest income	$14,223	$13,053	$10,796
Less: provision for loan losses	12	—	2,124
Total non-interest income	9,498	10,615	15,427
Total non-interest expense	15,521	15,629	12,644
Income before income taxes	8,188	8,039	11,455
Income tax expense	1,911	2,040	2,759
Net income available to common shareholders	6,277	5,999	8,696
Adjusted net income available to common shareholders(1)	6,277	5,999	8,941
Basic earnings per common share	0.79	0.76	1.10
Adjusted basic earnings per common share(1)	0.79	0.76	1.13
Diluted earnings per common share	0.76	0.74	1.10
Adjusted diluted earnings per common share(1)	$0.76	$0.74	$1.13

Return on average assets (annualized)	1.22%	1.16%	2.25%
Adjusted return on average assets (annualized)(1)	1.22	1.16	2.32
Return on average shareholders' equity (annualized)	15.17	14.95	25.44
Adjusted return on average shareholders' equity (annualized)(1)	15.17	14.95	26.16
Return on tangible common equity (annualized)(1)	17.47	17.49	31.02
Adjusted return on tangible common equity (annualized)(1)	17.47	17.49	31.89
Net interest margin	3.01	2.90	3.10
Efficiency ratio(1)	65.41	66.02	48.07

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Operating Results for the Second Quarter 2021

Revenue

Gross revenue (1) was $23.7 million for the first and second quarters of 2021. Relative to the second quarter of 2020, gross revenue decreased $2.5 million from $26.2 million, or 9.5%. The decrease in revenue from the prior year period was primarily due to a decrease in net gain on mortgage loans correlating with the decline in mortgage loans originated, offset by an increase in net interest income derived primarily from organic balance sheet growth and an increase in loan fees driven by an increase in Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loan forgiveness.

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Net Interest Income

Net interest income for the second quarter of 2021 was $14.2 million, an increase of 9.0% from $13.1 million in the first quarter of 2021. The increase in net interest income was driven by a $1.2 million increase in interest income from loans, including fees, primarily due to an increase of $0.7 million in interest and loan fees recognized on the forgiveness of PPP loans. Average interest-earning assets increased $92.1 million, the largest component of which was an increase in interest-bearing deposits in other financial institutions and loans.

Relative to the second quarter of 2020, net interest income increased 31.7% from $10.8 million. The year-over-year increase in net interest income was due primarily to the increase in average interest-earning assets primarily driven by a $304.8 million increase in loans and a $216.2 million increase in interest-bearing deposits in other financial institutions. The increase in net interest income was also impacted by an increase in PPP loan fees of $1.1 million, and the cost of interest-bearing deposits decreasing 27 basis points (“bps”) from the second quarter of 2020.

Net Interest Margin

Net interest margin for the second quarter of 2021 increased to 3.01% from 2.90% in the first quarter of 2021. On a net basis, the PPP program positively impacted net interest margin by 7 bps. This was driven by amortization of forgiven SBA PPP loan fees and deferred loan origination expense of $0.7 million and interest income from PPP loans of $0.3 million. Purchase accretion from the 2020 branch acquisition also positively impacted net interest margin by 6 bps in the second quarter of 2021.

The cost of interest-bearing deposits decreased to 0.30% in the second quarter of 2021, from 0.33% in the first quarter of 2021, while the yield on interest-earning assets increased to 3.29% in the second quarter of 2021, from 3.22% in the first quarter of 2021. The increase during the period was primarily due to increased PPP loan forgiveness activity.

Relative to the second quarter of 2020, the net interest margin decreased from 3.10%, primarily due to a 29 bps reduction in average yields on interest earning assets resulting from a more liquid mix of earning assets and lower market rates.

Non-interest Income

Non-interest income for the second quarter of 2021 was $9.5 million, a decrease of 10.5% from $10.6 million in the first quarter of 2021. This was primarily due to a decrease in gain on mortgage loans held for sale, partially offset by higher trust and investment management fees. Mortgage lock volume decreased $136.2 million in the second quarter of 2021 compared to the first quarter of 2021, which impacted the reduction of net gain on mortgage loans. The Company originated $319.7 million of mortgage loans for sale during the quarter, compared to $490.8 million the previous quarter, a decrease of $171.1 million.

Relative to the second quarter of 2020, non-interest income decreased 38.4% from $15.4 million. The decrease was primarily due to lower mortgage segment activity, partially offset by higher trust and investment management fees.

Non-interest Expense

Non-interest expense for the second quarter of 2021 was $15.5 million, relatively flat with a small decrease of 0.7% from the first quarter of 2021 at $15.6 million and increased 22.8% from $12.6 million in the second quarter of 2020. The year over year increase was primarily due to lower salaries and employee benefits expense resulting from the capitalization of the PPP loan origination expenses in the second quarter of 2020.

The Company’s efficiency ratio(1) was 65.4% in the second quarter of 2021, compared with 66.0% in the first quarter of 2021 and 48.1% in the second quarter of 2020.

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Income Taxes

The Company recorded income tax expense of $1.9 million for the second quarter of 2021, representing an effective tax rate of 23.3%, compared to 25.4% for the first quarter of 2021. The decrease in effective tax rate in the second quarter of 2021 was primarily attributable to a favorable benefit from vested shares with a vesting date fair value greater than the grant date fair value.

Loan Portfolio

Total loans, including mortgage loans held for sale, were $1.62 billion as of June 30, 2021, a decrease of $101.9 million, or 5.9% from the end of the prior quarter and an increase of $127.8 million, or 8.6% from June 30, 2020.

Total loans held for investment, were $1.57 billion as of June 30, 2021, an increase of 1.7% from $1.55 billion as of March 31, 2021, and an increase of 10.5% from $1.42 billion as of June 30, 2020. The increase in total loans held for investment from March 31, 2021 was attributable to increases across all portfolios, with the exception of the Cash, Securities and Other portfolio, which declined due to the forgiveness of PPP loans.

PPP loans were $103.1 million as of June 30, 2021, a decrease of 45.9% from $190.5 million as of March 31, 2021. In the second quarter of 2021, the Company originated $5.4 million in PPP loans through the final months of the program. As of June 30, 2021, the Company has submitted loan forgiveness applications to the SBA on behalf of clients for $202.7 million and received forgiveness and funds remitted in the amount of $177.4 million from the SBA. As of June 30, 2021, there was $2.1 million remaining in net fees to be recognized upon forgiveness or repayment of SBA PPP loans.

Deposits

Total deposits were $1.68 billion as of June 30, 2021, compared to $1.81 billion as of March 31, 2021, and $1.41 billion as of June 30, 2020. The decrease in total deposits from March 31, 2021 was attributable to seasonal outflow related to tax payments, a decline in PPP-related deposits, and the intentional reduction of higher-cost non-relationship oriented deposit accounts.

Average total deposits for the second quarter of 2021 decreased $15.4 million, or 3.6% annualized, from the first quarter of 2021 and increased $396.2 million, or 30.3%, from the second quarter of 2020. The year over year increase was primarily attributable to an increase in non-interest bearing and money market deposits resulting from inflows from large commercial depositors and higher deposit balances across the Company’s clientele due to the improving economic and business environment.

Borrowings

Federal Home Loan Bank (“FHLB”) and Federal Reserve borrowings were $120.8 million as of June 30, 2021, a decrease of $77.2 million from $198.0 million as of March 31, 2021, and a decrease of $101.5 million from $222.3 million as of June 30, 2020. The decrease from June 30, 2020 and from March 31, 2021 is attributable to the participation in the Paycheck Protection Program Loan Facility (“PPPLF”) from the Federal Reserve. Borrowing from this facility is expected to match the balances of the PPP loans and the resulting net decrease in PPP loans drove the decrease to the PPPLF balance. As of June 30, 2021, the PPPLF had advances of $105.8 million compared to SBA PPP loan balance of $103.1 million.

Assets Under Management

Total assets under management (“AUM”) increased by $276.5 million during the second quarter to $6.76 billion as of June 30, 2021, compared to $6.49 billion as of March 31, 2021, and $5.75 billion as of June 30, 2020. The increase was primarily attributable to contributions to existing accounts and new accounts, as well as improving market conditions resulting in an increase in the value of assets under management balances. The Company’s investment agency accounts increased by $111.3 million, or 5.8%, from the first quarter of 2021.

Credit Quality

Non-performing assets totaled $3.1 million, or 0.16% of total assets, as of June 30, 2021, compared with $4.0 million, or 0.18% of total assets, as of March 31, 2021 and $12.1 million, or 0.67% of total assets, as of June 30, 2020. The decline in non-performing assets from the prior quarter was due to continued pay downs on outstanding balances.

The Company recorded an immaterial provision in the second quarter of 2021, compared to a provision of $2.1 million in the second quarter of 2020. The lower provision was the result of continued strong credit quality in the portfolio and continued pay downs on substandard loans. The Company did not record a provision for loan losses in the first quarter of 2021.

Capital

As of June 30, 2021, First Western (“Consolidated”) and First Western Trust Bank (“Bank”) exceeded the minimum capital levels required by their respective regulators. As of June 30, 2021, the Bank was classified as “well capitalized,” as summarized in the following table:

June 30,
2021
Consolidated Capital
Tier 1 capital to risk-weighted assets	10.68%
Common Equity Tier 1 ("CET1") to risk-weighted assets	10.68
Total capital to risk-weighted assets	13.45
Tier 1 capital to average assets	7.75

Bank Capital
Tier 1 capital to risk-weighted assets	11.03
CET1 to risk-weighted assets	11.03
Total capital to risk-weighted assets	11.99
Tier 1 capital to average assets	7.98%

Book value per common share increased 19.6% from $17.56 as of June 30, 2020 to $21.01 as of June 30, 2021, and was up 3.5% from $20.29 as of March 31, 2021.

Tangible book value per common share (1) increased 27.2% from $14.13 as of June 30, 2020 to $17.98 as of June 30, 2021, and was up 4.3% from $17.24 as of March 31, 2021.

The Company did not repurchase any shares of its common stock during the second quarter of 2021 under its stock repurchase program, which authorized the repurchase of up to 400,000 shares of its common stock. As of June 30, 2021, the Company had up to 399,574 shares remaining under the current stock repurchase authorization.

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Conference Call, Webcast and Slide Presentation

The Company will host a conference call and webcast at 10:00 a.m. MT/ 12:00 p.m. ET on Friday, July 23, 2021. The call can be accessed via telephone at 877-405-1628. A recorded replay will be accessible through July 30, 2021 by dialing 855-859-2056; passcode 1725447.

A slide presentation relating to the second quarter 2021 results will be accessible prior to the scheduled conference call. The slide presentation and webcast of the conference call can be accessed on the Events and Presentations page of the Company’s investor relations website at https://myfw.gcs-web.com.

About First Western

First Western is a financial services holding company headquartered in Denver, Colorado, with operations in Colorado, Arizona, Wyoming and California. First Western and its subsidiaries provide a fully integrated suite of wealth management services on a private trust bank platform, which includes a comprehensive selection of deposit, loan, trust, wealth planning and investment management products and services. First Western’s common stock is traded on the Nasdaq Global Select Market under the symbol “MYFW.” For more information, please visit www.myfw.com.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include “Tangible Common Equity,” “Tangible Common Book Value per Share,” “Return on Tangible Common Equity,” “Efficiency Ratio,” “Gross Revenue,” “Allowance to Bank Originated Loans Excluding PPP,” “Adjusted Net Income Available to Common Shareholders,” “Adjusted Earnings Per Share,” “Adjusted Diluted Earnings Per Share,” “Adjusted Return on Average Assets,” “Adjusted Return on Average Shareholders’ Equity,” and “Adjusted Return on Tangible Common Equity”. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies. Reconciliation of non-GAAP financial measures, to GAAP financial measures are provided at the end of this press release.

Forward-Looking Statements

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “opportunity,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, without limitation, the COVID-19 pandemic and its effects; integration risks in connection with acquisitions; the risk of geographic concentration in Colorado, Arizona, Wyoming and California; the risk of changes in the economy affecting real estate values and liquidity; the risk in our ability to continue to originate residential real estate loans and sell such loans; risks specific to commercial loans and borrowers; the risk of claims and litigation pertaining to our fiduciary responsibilities; the risk of competition for investment managers and professionals; the risk of fluctuation in the value of our investment securities; the risk of changes in interest rates; and the risk of the adequacy of our allowance for loan losses and the risk in our ability to maintain a strong core deposit base or other low-cost funding sources. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 12, 2021 (“Form 10-K”), and other documents we file with the SEC from time to time. We urge readers of this news release to review the “Risk Factors” section our Form 10-K and any updates to those risk factors set forth in our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and our other filings with the SEC. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contacts:

Financial Profiles, Inc.

Tony Rossi

310-622-8221

MYFW@finprofiles.com

IR@myfw.com

First Western Financial, Inc.

Consolidated Financial Summary (unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands, except per share amounts)	2021	2021	2020
Interest and dividend income:
Loans, including fees	$15,287	$14,212	$12,202
Investment securities	169	196	224
Federal funds sold and other	92	91	44
Total interest and dividend income	15,548	14,499	12,470

Interest expense:
Deposits	866	974	1,319
Other borrowed funds	459	472	355
Total interest expense	1,325	1,446	1,674
Net interest income	14,223	13,053	10,796
Less: provision for loan losses	12	—	2,124
Net interest income, after provision for loan losses	14,211	13,053	8,672

Non-interest income:
Trust and investment management fees	5,009	4,847	4,609
Net gain on mortgage loans	3,914	5,196	10,173
Bank fees	394	373	221
Risk management and insurance fees	92	51	333
Income on company-owned life insurance	89	88	91
Other	—	60	—
Total non-interest income	9,498	10,615	15,427
Total income before non-interest expense	23,709	23,668	24,099

Non-interest expense:
Salaries and employee benefits	9,643	9,861	6,690
Occupancy and equipment	1,443	1,409	1,515
Professional services	1,370	1,279	1,231
Technology and information systems	904	942	993
Data processing	1,093	1,015	1,037
Marketing	398	321	253
Amortization of other intangible assets	4	4	38
Other	666	798	887
Total non-interest expense	15,521	15,629	12,644
Income before income taxes	8,188	8,039	11,455
Income tax expense	1,911	2,040	2,759
Net income available to common shareholders	$6,277	$5,999	$8,696
Earnings per common share:
Basic	$0.79	$0.76	$1.10
Diluted	$0.76	$0.74	$1.10

First Western Financial, Inc.

Consolidated Financial Summary (unaudited)

	June 30,	March 31,	June 30,
(Dollars in thousands)	2021	2021	2020
ASSETS
Cash and cash equivalents:
Cash and due from banks	$2,921	$2,295	$4,404
Interest-bearing deposits in other financial institutions	286,168	373,641	187,272
Total cash and cash equivalents	289,089	375,936	191,676

Available-for-sale securities, at fair value	25,532	30,843	47,018
Correspondent bank stock, at cost	2,053	2,576	1,295
Mortgage loans held for sale	48,563	176,644	69,604
Loans, net of allowance of $12,552, $12,539 and $10,354	1,558,508	1,531,387	1,412,086
Premises and equipment, net	5,885	5,778	5,201
Accrued interest receivable	5,986	6,852	5,108
Accounts receivable	4,923	10,175	4,616
Other receivables	1,056	3,254	1,543
Other real estate owned, net	—	—	658
Goodwill and other intangible assets, net	24,250	24,254	24,267
Deferred tax assets, net	5,742	6,073	6,035
Company-owned life insurance	15,626	15,537	15,268
Other assets	22,091	22,269	23,141
Assets held for sale	—	—	3,010
Total assets	$2,009,304	$2,211,578	$1,810,526

LIABILITIES
Deposits:
Noninterest-bearing	$555,106	$593,388	$398,063
Interest-bearing	1,123,947	1,214,437	1,008,869
Total deposits	1,679,053	1,807,825	1,406,932
Borrowings:
FHLB and Federal Reserve borrowings	120,762	198,041	222,313
Subordinated notes	24,261	24,248	14,444
Accrued interest payable	312	612	205
Other liabilities	16,930	19,413	27,080
Liabilities held for sale	—	—	135
Total liabilities	1,841,318	2,050,139	1,671,109

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	167,986	161,439	139,417
Total liabilities and shareholders’ equity	$2,009,304	$2,211,578	$1,810,526

First Western Financial, Inc.

Consolidated Financial Summary (unaudited)

	June 30,	March 31,	June 30,
(Dollars in thousands)	2021	2021	2020
Loan Portfolio
Cash, Securities and Other(1)	$290,907	$363,155	$371,111
Construction and Development	127,141	110,024	74,793
1-4 Family Residential	496,101	452,591	418,409
Non-Owner Occupied CRE	324,493	317,457	229,150
Owner Occupied CRE	178,847	161,787	117,426
Commercial and Industrial	155,526	141,770	213,271
Total loans held for investment	1,573,015	1,546,784	1,424,160
Deferred (fees) costs and unamortized premiums/(unaccreted discounts), net	(1,955)	(2,858)	(1,720)
Gross loans	$1,571,060	$1,543,926	$1,422,440
Mortgage loans held for sale	$48,563	$176,644	$69,604

Deposit Portfolio
Money market deposit accounts	$840,073	$918,940	$759,997
Time deposits	137,499	157,072	152,897
Negotiable order of withdrawal accounts	141,076	130,540	88,560
Savings accounts	5,299	7,885	7,415
Total interest-bearing deposits	1,123,947	1,214,437	1,008,869
Noninterest-bearing accounts	555,106	593,388	398,063
Total deposits	$1,679,053	$1,807,825	$1,406,932

(1) Includes PPP loans.

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2021	2021	2020
Average Balance Sheets
Assets
Interest-earning assets:
Interest-bearing deposits in other financial institutions	$292,615	$213,577	$76,463
Available-for-sale securities	26,474	31,935	48,614
Loans	1,573,553	1,554,990	1,268,797
Interest-earning assets	1,892,642	1,800,502	1,393,874
Mortgage loans held for sale	86,760	175,891	68,212
Total interest-earning assets, plus mortgage loans held for sale	1,979,402	1,976,393	1,462,086
Allowance for loan losses	(12,540)	(12,541)	(8,694)
Noninterest-earning assets	93,629	100,415	89,817
Total assets	$2,060,491	$2,064,267	$1,543,209

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$1,165,734	$1,163,010	$929,805
FHLB and Federal Reserve borrowings	148,869	137,626	64,067
Subordinated notes	24,252	24,259	14,445
Total interest-bearing liabilities	1,338,855	1,324,895	1,008,317
Noninterest-bearing liabilities:
Noninterest-bearing deposits	539,613	557,707	379,374
Other liabilities	16,558	21,151	18,815
Total noninterest-bearing liabilities	556,171	578,858	398,189
Total shareholders’ equity	165,465	160,514	136,703
Total liabilities and shareholders’ equity	$2,060,491	$2,064,267	$1,543,209

Yields (annualized)
Interest-bearing deposits in other financial institutions	0.13%	0.17%	0.23%
Available-for-sale securities	2.55	2.45	1.84
Loans	3.89	3.66	3.85
Interest-earning assets	3.29	3.22	3.58
Mortgage loans held for sale	2.88	2.62	3.23
Total interest-earning assets, plus mortgage loans held for sale	3.27	3.17	3.56
Interest-bearing deposits	0.30	0.33	0.57
FHLB and Federal Reserve borrowings	0.31	0.38	0.81
Subordinated notes	5.64	5.61	6.26
Total interest-bearing liabilities	0.40	0.44	0.66
Net interest margin	3.01	2.90	3.10
Net interest rate spread	2.89	2.78	2.92

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	June 30,		March 31,	June 30,
(Dollars in thousands, except share and per share amounts)	2021		2021	2020
Asset Quality
Non-performing loans	$3,120		$4,021	$11,454
Non-performing assets	3,120		4,021	12,112
Net charge-offs/(recoveries)	$(1)		$—	$12
Non-performing loans to total loans	0.20%		0.26%	0.81%
Non-performing assets to total assets	0.16		0.18	0.67
Allowance for loan losses to non-performing loans	402.31		311.84	90.40
Allowance for loan losses to total loans	0.80		0.81	0.73
Allowance for loan losses to bank originated loans excluding PPP(1)	0.93		1.01	0.93
Net charge-offs/(recoveries) to average loans	(0.00	)%(2)	0.00%	0.00	%(2)

Assets Under Management	$6,762,179		$6,485,647	$5,752,353

Market Data
Book value per share at period end	21.01		20.29	17.56
Tangible book value per common share(1)	$17.98		$17.24	$14.13
Weighted average outstanding shares, basic	7,961,785		7,935,664	7,890,337
Weighted average outstanding shares, diluted	8,213,900		8,098,680	7,928,518
Shares outstanding at period end	7,994,832		7,957,900	7,939,024

Consolidated Capital
Tier 1 capital to risk-weighted assets	10.68%		10.31%	9.67%
CET1 to risk-weighted assets	10.68		10.31	9.67
Total capital to risk-weighted assets	13.45		13.11	11.84
Tier 1 capital to average assets	7.75		7.35	8.30

Bank Capital
Tier 1 capital to risk-weighted assets	11.03		10.60	10.12
CET1 to risk-weighted assets	11.03		10.60	10.12
Total capital to risk-weighted assets	11.99		11.57	11.05
Tier 1 capital to average assets	7.98		7.53	8.63

(1) Represents a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

(2) Value results in an immaterial amount.

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

Reconciliations of Non-GAAP Financial Measures

	As of or for the Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands, except share and per share amounts)	2021	2021	2020
Tangible Common
Total shareholders' equity	$167,986	$161,439	$139,417
Less: goodwill and other intangibles, net	24,250	24,254	24,267
Less: intangibles held for sale(1)	—	—	3,000
Tangible common equity	$143,736	$137,185	$112,150

Common shares outstanding, end of period	7,994,832	7,957,900	7,939,024
Tangible common book value per share	$17.98	$17.24	$14.13

Net income available to common shareholders	$6,277	$5,999	$8,696
Return on tangible common equity (annualized)	17.47%	17.49%	31.02%

Efficiency
Non-interest expense	$15,521	$15,629	$12,644
Less: amortization	4	4	38
Adjusted non-interest expense	$15,517	$15,625	$12,606

Net interest income	$14,223	$13,053	$10,796
Non-interest income	9,498	10,615	15,427
Total income	$23,721	$23,668	$26,223
Efficiency ratio	65.41%	66.02%	48.07%

Gross Revenue
Total income before non-interest expense	$23,709	$23,668	$24,099
Plus: provision for loan losses	12	—	2,124
Gross revenue	$23,721	$23,668	$26,223

Allowance to Bank Originated Loans Excluding PPP
Total loans held for investment	$1,573,015	$1,546,784	$1,424,160
Less: loans acquired	116,052	120,839	123,786
Less: bank originated PPP loans	102,359	183,005	191,676
Bank originated loans excluding PPP	$1,354,604	$1,242,940	$1,108,698

Allowance for loan losses	$12,552	$12,539	$10,354
Allowance for loan losses to bank originated loans excluding PPP	0.93%	1.01%	0.93%

(1)	Represents only the intangible portion of Assets held for sale.

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands, except share and per share data)	2021	2021	2020
Adjusted Net Income Available to Common Shareholders
Net income available to common shareholders	$6,277	$5,999	$8,696
Plus: expenses related to branch purchase and assumption agreement	—	—	323
Less: income tax impact	—	—	78
Adjusted net income available to shareholders	$6,277	$5,999	$8,941

Adjusted Basic Earnings Per Share
Basic earnings per share	$0.79	$0.76	$1.10
Plus: expenses related to branch purchase and assumption agreement	—	—	0.03
Adjusted basic earnings per share	$0.79	$0.76	$1.13

Adjusted Diluted Earnings Per Share
Diluted earnings per share	$0.76	$0.74	$1.10
Plus: expenses related to branch purchase and assumption agreement	—	—	0.03
Adjusted diluted earnings per share	$0.76	$0.74	$1.13

Adjusted Return on Average Assets (annualized)
Return on average assets	1.22%	1.16%	2.25%
Plus: expenses related to branch purchase and assumption agreement	—	—	0.07
Adjusted return on average assets	1.22%	1.16%	2.32%

Adjusted Return on Average Shareholders' Equity (annualized)
Return on average shareholders' equity	15.17%	14.95%	25.44%
Plus: expenses related to branch purchase and assumption agreement	—	—	0.72
Adjusted return on average shareholders' equity	15.17%	14.95%	26.16%

Adjusted Return on Tangible Common Equity (annualized)
Return on tangible common equity	17.47%	17.49%	31.02%
Plus: expenses related to branch purchase and assumption agreement	—	—	0.87
Adjusted return on tangible common equity	17.47%	17.49%	31.89%